Exhibit 21.1

RETO ECO-SOLUTIONS, INC.

List of Subsidiaries

Company Name	Country of Incorporation/Formation	Ownership

REIT Holdings (China) Limited	Hong Kong	Wholly-owned Hong Kong subsidiary
Bejing REIT	China	Wholly-owned subsidiary of REIT Holdings
REIT Technology Development (America), Inc.	USA	Wholly-owned subsidiary of Beijing REIT
Beijing REIT Ecological Engineering and Technology Co., Ltd.	China	Wholly-owned subsidiary of Beijing REIT
Gu-an REIT Machinery Manufacturing Co., Inc.	China	Wholly-owned subsidiary of Beijing REIT
Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd.	China	Wholly-owned subsidiary of Beijing REIT
REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co., Ltd.	China	Subsidiary of Beijing REIT that is owned 84.32% by Beijing REIT
Nanjing Dingxuan Environment Protection Technology Development Co., Ltd.	China	Wholly-owned subsidiary of Beijing REIT
Hainan REIT Construction Project Co., Ltd.	China	Wholly-owned subsidiary of REIT Changjiang
REIT Xinyi New Material Co., Ltd.	China	70% owned subsidiary of Beijing REIT
REIT Q Green Machines Private Limited	India	51% owned subsidiary of Beijing REIT
Xinyi REIT Ecological Technology Co., Ltd	China	Wholly-owned subsidiary of REIT Holdings